Exhibit 23.3

951 Yamato Road Suite 210 Boca Raton, FL 33431 Tel: 561.998.5478 Fax: 561.994.5741 www.noblefcm.com Member FINRA and SIPC

August 4, 2016

Mr. Evan D. Masyr

Executive Vice President & Chief Financial Officer

Salem Media Group, Inc.

4880 Santa Rosa Road

Camarillo, CA 93012

PERSONAL & CONFIDENTIAL

Dear Mr. Masyr:

This letter is to confirm that Salem Media Group, Inc. (the “Company”) is granted permission to disclose through its SEC Form S-3 registration statement the name of “Noble Financial Capital Markets” in reference to Noble’s goodwill impairment testing and related valuation work as described in the Company’s filed Form 10-K for the fiscal year ending December 31, 2015.

Noble Financial Capital Markets

By:
Name:	Richard H. Giles
Title:	Managing Director

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